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                                                                       Exhibit 8
                                                                       ---------

                              AMENDMENT NO. 1 TO
                             INVESTMENT AGREEMENT


     Amendment No. 1, dated as of March 1, 1994, to the Investment Agreement, dated as of November 12, 1992, among Willcox & Gibbs, Inc., a New York corporation (the "Company"), International Technical Distributors, Inc., a New York corporation ("ITD"), and Rexel, S.A., a French societe anonyme formerly known as Compagnie de Distribution de Materiel Electrique ("CDME" and, together with ITD, "Buyers").

     Pursuant to the Purchase Agreement, dated as of April 22, 1992, among the Company, Southern Electric Supply Company, Inc. ("SES"), CDME and ITD (the "Purchase Agreement"), the Company issued to CDME and to ITD shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") in consideration of the transfer by ITD to the Company of all of the issued and outstanding capital stock of SES, a Subsidiary of ITD engaged in the distribution of electrical supplies, and an additional cash payment by CDME. In connection with the transactions contemplated by the Purchase Agreement, Buyers and the Company entered into the Investment Agreement, dated as of November 12, 1992 (the "Investment Agreement"), to establish various rights and obligations in connection with Buyers' investment in Common Stock. Pursuant to the Purchase Agreement, dated as of December 10, 1993, among the Company, ITD and CDME, CDME has agreed to purchase from the Company and the Company has agreed to sell to CDME additional shares of Common Stock, and in connection therewith the Company, CDME and ITD wish to amend certain provisions of the Investment Agreement.

     Accordingly, the parties hereto agree to amend the Investment Agreement as follows:

     Section 1. The definition of "Independent Director" in Section 1 of the Investment Agreement is amended to read in its entirety as follows:

          "Independent Director" means (i) each of John B. Fraser, R. Gary Gentles, Austin List and Michael B. Wilson, so long as he is a director of the Company, and (ii) each other director of the Company that is not and has never been an officer, director, employee or partner of any member of the Buyer Group, of any Person that has a material business relationship with any member of the Buyer Group or of an Associate (as defined under the Exchange Act) of any member of the Buyer Group, is not and has never been a CDME Nominee, is not and has never been an officer or employee of the Company,
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any of its Subsidiaries or of any of the Spin-Off Subsidiaries, has not prior to the date of this Agreement been a director of the Company (other than Messrs. Fraser, Gentles, List and Wilson), any of its Subsidiaries or any of the Spin-Off Subsidiaries and is not a member of the immediate family of any of the foregoing referred to in this clause (ii).

     Section 2. The definition of "Percentage Limitation" in Section 1 of the Investment Agreement is amended to read in its entirety as follows:

          "Percentage Limitation" means that number of Voting Securities which then represents 45% of the Total Voting Power.

     Section 3. The following definition is added to Section 1 of the Investment Agreement at the end thereof:

          "W&G Shares" shall mean the Common Stock acquired by CDME under the Purchase Agreement, dated as of December 10, 1993, among the Company and the Buyers.

     Section 4. Section 2(c)(1) of the Investment Agreement is amended to read in its entirety as follows:

     (c)  Legends and Stop Transfer Orders.
          --------------------------------

          (1) Each Buyer agrees to the placement of the following legend on the certificates representing the Total Acquired W&G Shares, on the certificates representing the W&G Shares and on the certificates, if any, representing the shares issued pursuant to Section 2.4(c) of the Purchase Agreement or pursuant to this Agreement (and on any shares of Common Stock issued upon any stock split, stock dividend or reclassification of Common Stock with respect to any such shares):

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 or securities laws of any other jurisdiction and may not be sold or transferred except in compliance with such Act and other laws. In addition, the shares represented by this certificate are subject to an Investment Agreement dated as of November 12, 1992, as it may be amended from time to time, a copy of which as so amended is on file at the office of the Company, which provides, among other things, for certain rights of purchase of such


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    shares by the Company and certain
    restrictions on transfer thereof. The
    shares represented by this certificate may not be sold or otherwise transferred except in compliance with said Agreement, and any sale or other transfer not in compliance therewith shall be void."

    Section 5. Section 5 of the Investment Agreement is amended to read in its entirety as follows:

    5.  Board of Directors.
        ------------------

    (a) CDME has previously designated Eric Lomas, Alain Viry and Serge Weinberg as CDME Nominees. On the date of Amendment No. 1 to this Investment Agreement (the "Change Date"), the Company shall decrease the number of directors to nine, Wayne Campbell, Robert Merson and Michael B. Wilson shall resign as directors and the Company shall elect as directors effective on the Change Date two additional nominees designated in writing by CDME to the Company (the "New CDME Nominees"). In connection with the first election of directors of the Company by its shareholders to occur after the Change Date, the Company shall nominate and recommend for election R. Gary Gentles for election as a Class I director, one New CDME Nominee for election as a Class I director and one New CDME Nominee for election as a Class II director. CDME shall cause two CDME Nominees to resign as directors of the Company if CDME's and its Affiliates' aggregate beneficial ownership of Voting Securities declines to less than 30% of the Total Voting Power after the date of this Agreement. If CDME and its Affiliates shall cease to be the beneficial owners, in the aggregate, of 10% or more of the Total Voting Power, CDME shall cause all CDME Nominees to resign as directors of the Company. CDME shall cause such CDME Nominees to resign as directors of the Company so that no more than two CDME Nominees shall serve as directors if (i) CDME or any of its Affiliates shall have disposed of Restricted Securities and CDME and its Affiliates shall cease to be the beneficial owners, in the aggregate, of 20% or more of the Total Voting Power or
(ii) CDME and its Affiliates shall cease to be the beneficial owners, in the aggregate, of 15% or more of the Total Voting Power. In connection with the expiration of the term as a director of the Company of each of the CDME Nominees and of John K. Ziegler, the Nominating Committee shall nominate and recommend for reelection each such director (or, in the case of CDME Nominees, such other person as CDME shall designate in writing to the Company) if he agrees to be nominated and, in the case of Mr. Ziegler, if he is then an officer of the Company, subject to the obligations of CDME to cause CDME Nominees to










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resign as set forth above in this Section. Any successor to John B. Fraser, R.
Gary Gentles or Austin List as a director of the Company nominated by the Nominating Committee or elected by the Board of Directors of the Company to fill a vacancy shall qualify as an Independent Director.

          (b) During the term of this Agreement the Board of Directors of the Company shall consist of nine members.

          (c) CDME and the Company agree that (i) the Executive Committee of the Board of Directors of the Company and the Nominating Committee shall be comprised of one CDME Nominee, the chief executive officer of the Company (for so long as he remains a director of the Company and, if the chief executive officer is not also a director, then a director approved by a majority of the Independent Directors) and one Independent Director, (ii) the Audit Committee of the Board of Directors of the Company shall be comprised solely of Independent Directors, and (iii) the Executive Compensation Committee shall be comprised of two Independent Directors and one CDME Nominee, each of whom qualifies as a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule), or, if no such CDME Nominee so qualifies, another Independent Director who so qualifies.

          (d) W&G shall cause to be maintained in effect for not less than five years from the Closing the policies of directors' and officers' liability insurance maintained by W&G as of the Closing (provided that W&G may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Closing to the extent available, provided that in no event shall W&G be required to expend to maintain or procure insurance coverage pursuant to this Section 5(d) any amount per annum in excess of 200% of the aggregate premiums paid in 1991 on an annualized basis for such purpose. The directors and officers of W&G, their heirs and representatives shall be the beneficiaries of this Section 5(d).

     Section 6. Section 6 of the Investment Agreement is amended to add the following subsections at the end thereof:

          (i) Stock options granted under the Company's 1988 Stock Incentive Plan, as amended through the date hereof, to any CDME Nominee and any shares of Common Stock acquired by a CDME Nominee upon exercise of such options will not be deemed to be beneficially owned by any member of the Buyer Group for purposes of this Agreement nor subject to any of the provisions hereof.

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                                                                               5

     (j) If CDME desires to purchase additional shares of Common Stock and such purchase is not prohibited by this Agreement, CDME shall give written notice to the Company specifying the number of shares that CDME desires to purchase and the price per share in cash that CDME would agree to pay therefor (the "Offer Notice"). The Company, if approved by a majority of the Independent Directors, may elect to sell to CDME up to the number of shares specified in the Offer Notice at the price per share in cash specified in the Offer Notice by written notice to CDME given within 10 Business Days after the Offer Notice is given to the Company (the "Acceptance Notice"). If the Company so elects, the Company shall sell and CDME shall purchase shares of Common Stock in accordance with the Acceptance Notice as promptly as practicable, subject only to approval of the New York Stock Exchange and the Pacific Stock Exchange of the listing of such shares. If the Company fails to give to CDME an Acceptance Notice within the time provided above or gives to CDME an Acceptance Notice indicating that it will sell less than all shares specified in the Offer Notice, then CDME shall be free (subject to the other restrictions in this Agreement) to purchase up to the number of shares specified in the Offer Notice less the number of shares, if any, to be sold to CDME pursuant to such Acceptance Notice, at any time or from time to time within 180 days after the date that the Offer Notice was given to the Company for a purchase price per share at or below the price specified in the Offer Notice. CDME agrees that any shares of Common Stock purchased by it hereunder shall be for investment for its own account and not with a view toward any distribution thereof. No member of the Buyer Group shall acquire beneficial ownership of any Common Stock from any person other than the Company other than in accordance with the provisions of this Section 6(j).

     Section 7. The first sentence of Section 8 of the Investment Agreement is amended to read in its entirety as follows:

     The obligation of the parties under this Agreement shall terminate and be of no further force and effect from and after December 31, 1994, except that the provisions of Section 5(d) shall continue in effect through the fifth anniversary of the Closing Date.

     Section 8.  Miscellaneous.

     (a)  Continued Effect.  Except as expressly changed hereby, the Investment
          ----------------
Agreement shall continue in full force and effect.


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     (b)  Governing Law.  This Amendment shall be governed by and construed in
          -------------
accordance with the substantive law of the State of New York without giving effect to the principles of conflict of laws thereof.

     (c)  Counterparts.  This Amendment may be executed in counterparts, each of
          ------------
which shall be an original, but all of which together shall constitute one and the same agreement.

     (d)  Effect of Headings.  The section headings herein are for convenience
          ------------------
only and shall not effect the construction thereof.


     IN WITNESS WHEREOF, the parties hereto and have caused this Amendment to be duly executed as of the day and year first above written.





                                            WILLCOX & GIBBS, INC.


                                            By
                                              --------------------------------
                                              Name:
                                              Title:


                                            REXEL, S.A.


                                            By
                                              --------------------------------
                                              Name:
                                              Title:


                                            INTERNATIONAL TECHNICAL
                                              DISTRIBUTORS, INC.


                                            By
                                              --------------------------------
                                              Name:
                                              Title:



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